Exhibit 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contact:	Jon Lentz
Media Relations
303-220-0100
jlentz@ciber.com

TOM VAN DEN BERG TO SUCCEED TERJE LAUGERUD

AS PRESIDENT OF CIBER INTERNATIONAL

GREENWOOD VILLAGE, Colo. — July 14, 2011 — CIBER, Inc., announced today that Tom van den Berg, an 11-year veteran of CIBER International, has been named to succeed Terje Laugerud as President of CIBER International.  Van den berg will also become an Executive Vice President of CIBER.

Van den Berg, who joined CIBER in 1999, currently heads CIBER’s largest business unit in the International Division. Under his leadership, CIBER operations in The Netherlands has grown 10-fold, contributing to the significant momentum of the International division.

“Tom brings extensive global experience, having held numerous international assignments in his career, and as a member of the CIBER International management team for a decade, understands all of our operations,” said Dave Peterschmidt, CIBER’s CEO. “Tom has been instrumental in leading expansion into new markets, as well as leading several global initiatives, including our global accounts program, integrating our sales processes, and launching our very successful energy and utilities vertical. I’m confident in his ability to lead and continue the momentum within CIBER International. I expect this to be an orderly transition, consistent with our longer-term succession planning.”

After a decade of successful leadership of CIBER International, Terje Laugerud will be leaving CIBER to spend time with family and pursue new interests in the private equity arena.

“By any measure, Terje has demonstrated extraordinary leadership, strategic vision and solid operating results,” continued Peterschmidt. “We are sorry to see him leave CIBER, but respect his wishes to put down some roots and spend time with family after travelling internationally for more than 10 years.”

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About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,500 employees and operates in 19 countries, serving clients in North America, Europe and Asia/Pacific. Annual revenue in 2010 was $1.1 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

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